UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)		February 17, 2009

SELECTIVE INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

New Jersey	001-33067	22-2168890
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Wantage Avenue, Branchville, New Jersey		07890
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		(973) 948-3000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01.         Regulation FD Disclosure.

Effective February 1, 2009, Selective Insurance Group, Inc. and its subsidiaries (collectively, the “Company”) reclassified $1.6 billion of available-for-sale securities to a held-to-maturity designation.  The reclassification of these securities is permitted under applicable accounting rules, as we have appropriately determined that we have the ability and the intent to hold these securities as an investment until maturity or call.

During January 2009, the Company’s investment portfolio’s unrealized loss position improved by approximately $48 million pre-tax, or $30 million after-tax.  In light of this improvement in the overall valuation of the portfolio and our ability and intent to hold certain positions within the portfolio to maturity, we felt it prudent for us to reclassify certain of our securities.  Of the $1.6 billion in available-for-sale securities reclassified, $1.3 billion were state and political subdivision obligations and $0.3 billion were U.S. government, government agency obligations, and corporate, mortgage-backed, and asset-backed securities.  In total, the securities transferred had a net unrealized gain of approximately $8 million as of February 1, 2009.

The information contained in this report on Form 8-K is being furnished and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.  The Company makes no admission as to the materiality of any information in this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTIVE INSURANCE GROUP, INC.

Date: February 17, 2009	By:	/s/ Michael H. Lanza
Michael H. Lanza
Executive Vice President and General Counsel